Exhibit 5.1

HUNTON ANDREWS KURTH LLP 200 PARK AVENUE NEW YORK, NY 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

November 15, 2021

Pacific Gas and Electric Company

77 Beale Street

San Francisco, California 94105

Re:	Pacific Gas and Electric Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Pacific Gas and Electric Company, a California corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $300,000,000 aggregate principal amount of the Company’s Floating Rate First Mortgage Bonds due 2022 (the “Floating Rate Bonds”), (ii) $900,000,000 aggregate principal amount of the Company’s 1.70% First Mortgage Bonds due 2023 (the “2023 Bonds”) and (iii) $550,000,000 aggregate principal amount of the Company’s 3.25% First Mortgage Bonds due 2031 (the “2031 Bonds” and, together with the Floating Rate Bonds and the 2023 Bonds, the “Mortgage Bonds”), covered by the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-253630), including the prospectus constituting a part thereof, dated February 26, 2021, and the final prospectus supplement, dated November 10, 2021 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Mortgage Bonds were issued pursuant to Company’s Indenture of Mortgage, dated as of June 19, 2020 (as amended and supplemented, including by the Eighth Supplemental Indenture and the Twelfth Supplemental Indenture (each as defined herein), the “Mortgage”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The forms, terms, and provisions of the 2031 Bonds were established under the Eighth Supplemental Indenture, dated as of March 11, 2021, between the Company and the Trustee (the “Eighth Supplemental Indenture”). The forms, terms and other provisions of the Floating Rate Bonds and the 2023 Bonds were established under the Twelfth Supplemental Indenture, dated as of November 15, 2021, between the Company and Trustee (the “Twelfth Supplemental Indenture”). The Mortgage Bonds were sold by the Company pursuant to the Underwriting Agreement, dated November 10, 2021 (the “Underwriting Agreement”), among the Company, Barclays Capital Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON

LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TOKYO   TYSONS   WASHINGTON, DC

www.HuntonAK.com

Pacific Gas and Electric Company

November 15, 2021

In rendering the opinion expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, and the Mortgage. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of natural persons; (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Mortgage will be the valid and legally binding obligation of the Trustee.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that the Mortgage Bonds, when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Mortgage, will constitute the valid and binding obligations of the Company (subject to bankruptcy, insolvency, liquidation, receivership, reorganization, moratorium, fraudulent conveyance, transfer or other laws of general applicability relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by the effect of general principles of equity, regardless of whether considered in a proceeding at law or in equity).

We do not express any opinion herein concerning any law other than the laws of the State of New York, the General Corporation Law of the State of California and the federal laws of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion letter is limited to the matters stated in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter. This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP